Exhibit 99.1

Toreador Reports Successful Completion of Ayazli #3 Well in Black Sea Offshore

Turkey as an Offset to Ayazli #1 Discovery Well

DALLAS, TEXAS – (July 6, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) today reports that drilling and logging operations on the Ayazli #3 well in the company’s South Akcakoca Sub-Basin project were successfully completed on June 30, 15 days after spudding. The well was drilled to a measured depth of 1335 meters. Toreador and its partners, TPAO and Stratic Energy Corporation, have run casing and are now making preparations to commence drilling operations on the Ayazli #2 well.

During drilling of the Ayazli #3, gas shows were recorded on the mud log over multiple intervals between 725 meters and 1070 meters. Logs indicate the presence of gas in potentially 6 intervals between 743 meters and 1070 meters. Toreador has identified approximately 44 meters of potential gas producing sands in the well. This analysis is based solely on information derived from the mud and electric logs. For reference, the Ayazli #1 well tested approximately 16 meters of gas pay in three zones at an aggregate rate of 15 million cubic feet of gas per day.

The Ayazli #3 well was directionally drilled to a bottom hole location approximately 1100 meters southwest of the Ayazli #1 well. The Ayazli #2 well will be directionally drilled from the same surface location without moving the rig to a bottom-hole location approximately 380 meters southwest of the Ayazli #1 well. After the completion of drilling on the Ayazli #2 well, both the #2 and #3 wells will be tested in sequence. This procedure will save several days of rig time. Based on the current drilling schedule, testing should begin in the latter part of July 2005.

Due to the positive result of the Ayazli #3, at an Operating Committee Meeting (“OCM”) on June 30, 2005, Toreador and its partners agreed to exercise their option with their drilling contractor to drill 5 additional wells immediately after the completion of all work at the Ayazli #2 and #3 location. Therefore, it is anticipated that an aggregate of 8 wells will be drilled with the Romanian owned GSP jackup rig Prometheus in the South Akcakoca Sub-Basin project during 2005. Additional wells could be drilled if the partnership is successful in its negotiations for a second rig that would be able to begin work in the area during 2005. Other actions taken at the OCM included approval of the purchase of steel plate for five more Guardian production structures, authority to begin work on both the onshore and offshore portions

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of the project’s pipeline system and to initiate the civil engineering work associated with the onshore gas processing facility. Each of these represents long-lead time action items on the critical path to achieve first production in 2006. Toreador operates and owns a 36.75% working interest, TPAO owns a 51% working interest and Stratic owns a 12.25% working interest in the Western Black Sea permit area.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey, Hungary and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO

214-559-3933 or 800-966-2141